POWER OF ATTORNEY


         I, Brian Daniels, Senior Vice President Global Clinical Development, of Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the State of Delaware, in the United States of America, and having its principal place of business at 345 Park Avenue, New York, New York, do hereby constitute and appoint each of Sonia Vora and Katherine Kelly individually,as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange Act of 1934, including, without limitation, the execution and filing of all Forms 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions until such time as I am no longer an officer of Bristol-Myers Squibb Company.

         IN WITNESS WHEREOF, I have executed this Power of Attorney on this 29th day of February 2008.


                           /s/ Brian Daniels
                               Brian Daniels